UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2008

ROYAL FINANCIAL, INC.
(Exact name of Registrant as specified in its charter)

____________________________

Delaware	000-51123	20-1636029
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

9226 South Commercial Avenue Chicago, IL		60617 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (773) 768-4800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b),(c),(e).	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jodi A. Ojeda as Chief Financial Officer

On January 3, 2008, Royal Financial, Inc. (the “Company”) and its subsidiary, Royal Savings Bank (the “Bank”) announced that, effective January 3, 2008, Jodi A. Ojeda has been named Senior Vice President and Chief Financial Officer of the Company and the Bank.  Ms. Ojeda joined the Company and the Bank in August 2006 as Vice President and Controller.  Prior thereto, Ms. Ojeda was Chief Financial Officer of Southeast Chicago Development Commission since January 2004 and, from September 2000 until April 2003, was Vice President and Controller of The Sharlen Group in Chicago.  She was also previously the Controller of BankChicago from October 1991 until September 2000.

On January 3, 2008, the Company and the Bank entered into an employment agreement with Ms. Ojeda.  The initial term of the agreement expires on January 3, 2009, and, subject to board of director approval, will be renewed for successive one-year terms, unless either party gives 90 days’ advance notice of an intention to terminate the agreement.  The agreement provides for an annual base salary of $87,000, subject to review from time to time, and may be increased when and to the extent the board of directors, in its discretion, determines.  Ms. Ojeda may receive a discretionary bonus to the extent determined by the board of directors and will be entitled to participate in the Company’s equity incentive plans and benefit plans and other fringe benefits available to the Bank’s executive officers.

Under the agreement, Ms. Ojeda’s employment may be terminated at any time for “cause,” as defined in the agreement.  In this case, or if she resigns without “good reason,” the agreement will immediately terminate, and she would be entitled only to unpaid benefits accrued during the term of her employment.  If Ms. Ojeda chooses to resign with good reason, or the Bank chooses to terminate her employment without cause, she also will be entitled to receive severance in the amount equal to 100% of her then-current base annual salary, plus the average of the sum of the bonuses she earned during the previous three years, in addition to a pro rata bonus for the year of termination based on the prior year’s bonus amount, if any.

In the event that Ms. Ojeda is terminated after a change in control (as defined in the agreement) of the Company, she will be entitled to (A) a pro rata bonus based on the prior year’s bonus amount, if any; and (B) a lump sum payment equal to one times the sum of (1) her annual base salary, (2) the greater of (a) her bonus amount, if any, for the prior year or (b) her average bonus, if any, for the three preceding years, and (3) the sum of the contributions that the Bank would have made to her during the year under benefit plans and the annual value of any other executive perquisites.

The agreement contains certain non-competition and nonsolicitation provisions that, subject to certain exceptions, prohibit Ms. Ojeda from engaging in any business that provides banking products and services or that otherwise competes with the Company or the Bank within a 20 mile radius of any of the Company’s or its subsidiaries’ locations, or soliciting, either for her own account or for the benefit of any entity located within a 20 mile radius, any clients or employees of the Company or its subsidiaries.  These non-competition and nonsolicitation provisions will remain in effect for a period of one year after the termination of her employment.

Ms. Ojeda was also granted 1,000 restricted shares of the Company’s common stock under the Company’s current Management Recognition and Retention Plan.  The shares vest ratably over five years from the date of grant.

The preceding description of Ms. Ojeda’s employment agreement is a summary of the material terms of the agreement and does not purport to be complete, and is qualified in its entirety by reference to the agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

Retirement of Director Peter C. Rolewicz

The Company also announced that, effective January 3, 2008, Peter C. Rolewicz, currently a director of the Company and the Bank, has elected to retire from the Board and that the Board has appointed Mr. Rolewicz an advisory member of the Board of both entities.

On January 3, 2008, the Company issued the attached press release, which is filed as Exhibit 99.1 hereto, and which is incorporated herein by reference.

Item 8.01.     Other Events.

On January 3, 2008, the Company announced that its Board of Directors has retained the investment banking firm of Keefe, Bruyette & Woods, Inc. to assist the Board in assessing the Company’s strategic alternatives, including, but not limited to, a sale of the Company.  A copy of the press release issued by the Company relating to the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

         (d) Exhibits.

Exhibit	Description
99.1	Press Release dated January 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL FINANCIAL, INC. (Registrant)

Date: January 3, 2008	By:	/s/ Leonard Szwajkowski
Name: Leonard Szwajkowski
Title: President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
99.1	Press Release dated January 3, 2008.